Exhibit 99.2
Stratos International
Q4 Conference Call Transcript
June 15, 2006
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2006 fourth quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested.
Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today, which was widely disseminated by various wire services and other media.
I want to point out that we will be providing the contents of this call including Q&A in an 8-K filing with the SEC early next week.
Net revenues for the fourth quarter of fiscal 2006 were $20.7 million. This represents a 3% decline from $21.5 million last year, and an 8% sequential increase over Q3.
The end markets of our Q4 sales were as follows.
•	Telecom and enterprise: 43%. When we say enterprise, that includes the SAN storage area network market, data com market and private business networks.

•	38% of our sales went to the military market

•	And 19% of our sales went to other categories such as industrial, medical and video.
Sales in Q4 were evenly distributed between RF Microwave and Optical products.
RF Microwave sales contributed $10.3 million in Q4, representing a 13% decline from the prior year, and a 2% sequential decline from Q3.
The optical side of the business contributed $10.4 million of product sales in Q4, an 8% increase over the prior year and a 21% increase sequentially over Q3.
Consolidated gross margin was 37% in Q4, compared to 39.5% in Q4 of the prior year, due to changes in product mix, particularly in Optical products.
Our book to bill ratio for Q4 was 1.0. Total backlog as of April 30 was $13.6 million compared to $12.7 million at the end of Q3. Total backlog as of Friday was approximately $17.6 million.

Operating expenses were $8.6 million in Q4, which includes $182,000 of restructuring costs, and a $400,000 benefit from a litigation settlement related to a prior patent infringement case. At this time, we do not expect to report any restructuring or litigation in Q1.
Operating expenses excluding restructuring charges and litigation settlements were $8.9 million in Q4 compared to $9.1 million in the prior year and $8.6 million in Q3. The sequential increase was primarily due to increased marketing and trade show activity in Q4.
Total D&A in Q4 was $2.1 million and CapEx was $200,000 in the quarter.
For the full year, D&A was $8.2 million and CapEx was $1.0 million. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment.
I should also point out that approximately $2.5 million of annual depreciation will be going away after 4 quarters because we are getting to the tail end of some of our fixed asset lives.
Our operating loss in Q4 2006 was $964,000, compared to an operating loss of $2.6 million last year.
The preferred stock dividends in Q4 of $884,000 include $815,0000 in premiums we paid in preferred share repurchases during the quarter.
Average DSO for trade accounts receivable for Q4 was 56 days. Inventory turns were 3.3 on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
Thanks Barry.
Let me begin by saying that we are pleased with the 8% sequential growth in our top line. As we have said before, our expected achievement of profitability in 2007 will be the result of a combination of top line growth and improved operating efficiency. This sequential increase in revenue is a significant step in the right direction.
Another positive trend is that operating expenses, excluding restructuring charges and litigation, as a percent of total revenue declined from 44.9% in Q3 to 42.7% in Q4. These positive trends along with a sequential increase of gross profit margin from 35.9% in Q3 to 37% in Q4 enabled us to reduce our operating loss from $1.4 million in Q3 to $964,000 in Q4.
The optical side of the business drove our sequential revenue growth. Bookings in Optical for the month of April were strong following a general improvement trend for the whole quarter. Initiatives launched earlier in FY 2006 to expand sales of our video, military and harsh environment products are resulting in expanding revenues.

Our RF Microwave group sales were essentially flat at $10.3 million in the fourth quarter versus $10.5 million in Q3. April bookings were lighter than expected, largely due to a temporary delay in a military order that we expect to get in Q1. Significant progress was made on a number of initiatives to increase our overall RF Microwave revenues, which we believe will create an upward trend in future quarters.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 42% of our consolidated sales in Q4 and 40% for the full year. We had no customer accounting for 10% or more of total revenue in the quarter or for the full year.
Our balance sheet remains very healthy. We ended the fiscal year with $30.7 million of cash and short-term investments. The sequential decline in cash was primarily attributed to repurchases of preferred stock and common stock. During the quarter, we paid out $762,000 to repurchase 106,000 shares of common stock in the open market. Since we began our stock repurchase program in November, we have repurchased 340,000 shares at a cost of $2.2 million. We also repurchased 30,210 shares of preferred stock at a cost of $3.9 million during the quarter. Since the end of Q4, we have repurchased an additional 8,000 shares of preferred stock at a cost of just over a million dollars.
On our last conference call, we said that we expect consolidated revenues to grow meaningfully in fiscal 2007 and we expect to achieve our goal of being profitable this year. We believe we are on track to achieve profitability by a combination of improving operating efficiency and new business development efforts. We have integrated our Human Resources, IT and Finance functions companywide, increased our sales efforts and launched product initiatives including Radio Frequency Identification, advanced fiber products and several RF& Microwave connector and wiring assembly products.
Stratos has recently won a bid and we are beginning to deliver to a major OEM, for a new platform deliverable to the US Marines that uses our Expanded Beam technology. This is a breakthrough in the adoption of our harsh environment technology.
Last week, we expanded our fiber-to-the-premise product offerings to include a new series of Hardened Fiber Optic Connectors and new handheld optical test instruments. Stratos entered the FTTx market early with an established OEM presence in the central office, enterprise and access markets. We entered the outside plant segment last year with the introduction of a complete end-to-end passive optical network or PON connectivity system.
Our Video group had a successful exhibition at the Las Vegas NAB convention in April. The groups’ media conversion, optical transport and passive connectivity solutions all attracted solid interest and several new products were featured.
At the NAB conference, we announced the North American debut of our HX-1080 fiber optic connector and VDMA-6 Media Converter, that is Video Distribution Media Adaptor. In both outdoor and studio applications, the Stratos expanded beam and media conversion technology is being embraced by broadcasters and production companies throughout Europe and North America.
Sony displayed a working camera system using the HX-1080 on their exhibit. Recently selected by the BBC as the Society of Motion Picture and Television Engineers connector of choice for the High Definition studio in the Television Centre London, the Stratos expanded beam technology is currently in daily service at the BBC and Danish Radio. Other noteworthy projects include the forthcoming Football World Cup being produced by German OB (Outside Broadcast) production company TopVision and Connex.
Another high profile utilization of our products include the installation of our video media converters to support the flawless live production and worldwide broadcast of the Academy Awards presentation in March. We are making progress with our video products on many fronts.
In addition to these optical product initiatives, our RF Microwave group has recently launched 12 new product introductions and we are seeing renewed interest and use of these new designs. We find these results to be encouraging.
In closing, I want to thank our employees for their continued hard work and contribution to our performance. Their contribution will ultimately allow us to leverage our competitive advantages to achieve our long-term commitment of expanding our revenues, achieving sustained profitability and enhancing shareholder value.
Arnie Ursaner, CJS Securities
One of the questions I have obviously is that one of your largest shareholders is encouraging you in a pretty public way to take more aggressive action. Can you be a little more specific? I know you briefly touched on it in the letter but what exact actions are they encouraging you to take that you haven’t been taking?
Andy Harris
I think they are encouraging us to continue pressing ahead with monetizing assets that are not fully utilized. Specifically, excess real estate here in Chicago and those kinds of initiatives, and have expressed in interest in increasing their ownership. And those are the kinds of things that they have been encouraging us to do. Their publications indicate that they’re supportive of the job that we have done in management to reduce the operating losses and to stabilize the business. And those comments are certainly appreciated. We are doing precisely the things that they want us to do. I think they’re just pushing for us to continue.
Arnie Ursaner
You described a very large number of new initiatives. When you speak about revenue growth for the upcoming year, what percent of the growth that you expect are from existing products and what percent would be from new initiatives? Are these basically already hitting the market as we speak or about to hit the market?
Andy

The bulk of the revenue generating initiatives have already hit the market. We have really begun to invest in these efforts during the third quarter of ’06 and a lot of the revenue growth that we saw in Q4 was the result of these initiatives. And there are between ten and 12 new initiatives underway and there are several that will be launched later in Q1, but for the most part we are already out in the market and beginning to ramp up the revenues from these initiatives. And we’re very encouraged by the response that we’re beginning to get from people. My confidence level in this upward trend in revenue is growing with each quarter.
Michael Coady, B Riley
Nice increase in the backlog; that’s the highest backlog numbers I recall hearing. Is that accurate?
Andy Harris
That is true. That is the highest that it’s been. And that’s part of our optimism for what comes down road. We’re beginning to see substantial bookings on a number of different initiatives. This is not all one initiative. This is a combination of the harsh environment products and the advanced fiber products, a few of the RF microwave products and certainly significant amount of video and military.
Michael Coady
Are you planning an increase or any additional increase I should say in sales and marketing to support these efforts?
Andy Harris
Actually, yes there will be some but we began adding sales resources in the third quarter and we added a number of incremental people in the fourth quarter and have added two new ones in Q1 so far. So there is significant support there that is sufficient to support the revenue expectations for fiscal ’07. But it’s critical that we drive top line growth and that investment is in place and will continue on a measured basis as we go forward.
Michael Coady
Okay and based on what you said about the initiatives and the backlog, is it safe to say that the growth expectation now is more weighted to the Stratos optical side than the RF side?
Andy Harris
No I think it’s going to be balanced between the two. We went through, as you know, the closure of our facility in Westlake, California and moved engineering and a number of functions from there over to Mesa, Arizona in our fiscal third quarter. And frankly we incurred disruptions as a result of that in the run up to that move and subsequent to it. I’m fully expecting the revenue growth to recover on the RF side and we’re fully expecting the increase in revenue to be very balanced between the optics and the RF microwave side.
Michael Coady
Okay. That’s good to hear. Speaking of the closure of the Westlake and the increase in sales and marketing what about the OpEx run rate basis going forward or at least in the first quarter?

Andy Harris
We are balancing the increases in sales and marketing efforts with gains in productivity. And the OpEx that you see in Q4 is a pretty good reflection of what’s coming over the next two or three quarters.
Michael Coady
Okay great. So maybe flattish to slight increase in absolute dollars?
Andy Harris
I would agree with that. Flattish to a slight increase.
Michael Coady
Okay. And Barry, I’m sorry I missed what you said about the decrease in deprecation over the next four quarters – the dollar amount.
Barry Hollingsworth:
We expect our annual depreciation expense of about $2.5 million to go away after four quarters. So in other words beginning in Q1 of fiscal ’08 we’ll see our depreciation decline by $2.5 million annually.
Michael Coady
Right. Okay that’s all my questions. Keep up the good work.
Rob Amman, RK Capital
Can you give us a sense where EBITDA margins shook out on the RF side from the quarter?
Barry Hollingsworth:
They came out at about just over 20%.
Rob Amman
Okay so I guess with revenues being down margins deteriorated slightly on a sequential basis.
Barry Hollingsworth:
Yeah I think that’s fair. Well actually that includes restructuring.
Andy Harris
They were up marginally.
Rob Amman
And then R&D looked a little higher than I would have expected. I think on the last call you talked about that coming back down in dollars closer to that $1.8, $1.9 million. Just curious what may have driven a little incremental spend there.
Barry Hollingsworth
It was partly due to some new product development activity in the quarter. And I think for going forward it’s going to be right around there. I can’t give too much more granularity on that.

Rob Amman
Okay. Good. And what’s the makeup of the backlog currently between optical and RF?
Andy Harris
Backlog tends to be weighted a bit more toward the optics than RF. The lead times tend over the transom business on the RF side is substantially higher than it is on the optic side. And consequently you would probably see more of a 60-40 split between optical versus RF.
Rob Amman
Okay. And then on the RF side it sounds like you had some business that might have slipped a little bit but you hope to get this quarter. Any idea how much slipped or what kind of revenue impact that might have had in the quarter?
Andy Harris
Quantifying how much you didn’t get is difficult to do but it would be on the order of maybe a half a million dollars. It’s clearly less than a million but something on that order of magnitude.
Rob Amman
So looking on the next quarter if you get that and then maintain a more normalized rate of business on the rest of the RF should we see a pretty strong sequential growth in the RF segment next quarter?
Andy Harris
I think you will, yes.
Rob Amman
Okay. And I’m sorry if you already touched on this but just an update on the building and plans there.
Andy Harris
That effort is still underway. We’re actively engaged right now and we had said that early in fiscal ’07 we would expect to get a transaction closed and we’re still on that track. I’m not going to predict the date because these things are far more complicated than I am capable of projecting to be quite honest with you.
Rob Amman
Fair enough. Well congratulations on the good progress and great current backlog.
Joshua Horowitz, Berggruen Holdings
Well good quarter; good job on the backlog and continued progress. I had some questions pertaining to the Steel Partner situation. It’s very interesting, I mean, they put out a $7.50 price subject to due diligence. Is the company now going to engage them to see what type of diligence they want and/or have the investment bankers moved more quickly on a potential transaction for the company? Or do you not consider the offer to be serious? I’m just trying to gage where it stands because from the public filings and press releases it’s hard to tell where this thing really is.

Andy Harris
Yes, it’s difficult to provide very much clarity at this point. We’re evaluating the letter that was sent to us. This is a large stockholder. We will work with them. We will communicate with them. We’re not in the midst of proactively doing anything in response to this other than assessing this letter. We will address it directly with the parties that are involved and then respond. Our interest is very consistently dedicated to maximizing shareholder value across the board. And to the extent that clarification of due diligence or other matters helps then we will pursue those. But I can’t give you any guidance right now in terms of what the pace is going to be or to what extent we may or may not engage the investment bankers. There are other discussions that have to take place first.
Chris McDonald, Kennedy Capital Management
I remember talking to you in the past about a couple of larger opportunities that you might have on the military side. I think one was a program with General Dynamics. And I just don’t remember the name of the program but I’m wondering if you can give us an update on where you stand with military business and if there’s any larger opportunities out there as we look out 12, 18 months for Stratos.
Andy Harris
Well there are several fairly substantial military programs out there. This one new program that we talked about that we just entered into providing harsh environment products to a major provider to the US military is a very large program that offers opportunity probably in excess of the scale of the current General Dynamics Bowman program that we participate in. There is another program that we’re actively working on with one of the European military organizations which provides a fairly large scale opportunity. Yes we are continuing to work on a new General Dynamics program that will someday replace the JNN program – joint network node program – that we participate in right now. And frankly I can’t tell you right now what the conversion date will be. I don’t think that’s been determined. But we’re actively participating on several major programs.
And then I will also add that our involvement through our Florida military program, our organization in a fairly broad base of development programs in the military is growing rapidly and those are not programs today that are as large as the ones that I was just talking about. But they do provide significant – on an aggregate basis – upscale opportunity.
So it would take longer than you would want to go through all of these programs. But this is one of the really significant growth opportunities that the company has over the next several years.
Chris McDonald
Okay thanks. And could you just refresh my memory on the rough range of the expected cash payment out of the sale of the Chicago facility?
Andy Harris

Until we get under contract we can’t we can’t talk about the price. The current facility that is currently listed for sale is at $3.6 million. The context of the entire transaction could well be twice that big.
Barry Hollingsworth
Okay thank you everybody for participating. And if you have any further questions we as always are abundantly available. Thanks.
END